Exhibit 99.2

For Release: Thursday, September 17, 2015

GM Announces Resolution of Certain Civil Litigation

DETROIT - General Motors Co. (NYSE: GM) announced today it has settled certain civil actions against the company related to 2014 product recalls, including the ignition switch recall.

The first settlement resolves a shareholder class action filed in the United States District Court for the Eastern District of Michigan. In addition, the company has reached a memorandum of understanding potentially covering approximately 1,380 individual death and personal injury claimants. They include more than half of the personal injury plaintiffs who have lawsuits pending in the Multi-District Litigation (MDL) in the United States District Court for the Southern District of New York.

“The parties to these agreements have resolved difficult claims without the burden, expense, and uncertainty of litigation,” said Craig Glidden, GM executive vice president and general counsel.

As a result of these settlements, the company will record a charge of $575 million in the third quarter.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

Forward-Looking Statements
In this press release, our use of the words “plans,” “goals,” “expect,” “anticipate,” “possible,” “target,” “believe,” “commit,” “intend” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “on track,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our various recalls; our ability to negotiate a successful new collective bargaining agreement with the UAW and avoid any costly work stoppage; our ability to remain competitive and our ability to continue to attract new customers, particularly for our new products. GM’s most recent reports on Form 10-K and Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the Securities and Exchange Commission.
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CONTACT:

Jim Cain
GM Communications
(313) 407-2843
James.cain@gm.com